Exhibit 4.3

AMENDMENT TO

COMMON Share PURCHASE WARRANT

This AMENDMENT TO COMMON SHARE PURCHASE WARRANT (this “Amendment”) is entered into as of March 5, 2025, by and between ZyVersa Therapeutics, Inc., a Delaware corporation (the “Company”), and Armistice Capital Master Fund Ltd. (the “Holder”).

WHEREAS, the Holder is the holder of Common Share Purchase Warrants, issued by the Company on November 6, 2024 (the “Original Warrants”), to purchase 1,637,000 shares of common stock of the Company, par value $0.0001 per share (the “Common Stock”);

WHEREAS, the Holder and the Company wish to reduce the exercise price and extend the termination date of the Original Warrant with respect to 957,200 shares of Common Stock underlying the Original Warrants;

WHEREAS, pursuant to Section 5(l) of the Original Warrant, the Original Warrants may be modified or amended or the provisions thereof waived with the written consent of the Company and the Holder; and

WHEREAS, the Company and the Holder desire to amend the Original Warrant as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and the Holder hereby agree as follows:

1. Amendment to “Exercise Price”. Section 2(b) of the Original Warrant is hereby amended and restated in its entirety as follows:

“b) Exercise Price. The exercise price per Common Share under this Warrant shall be $1.00, subject to adjustment hereunder (the “Exercise Price”).”

2. No Further Amendment. Except as amended by this Amendment, the Original Warrant remains unaltered and shall remain in full force and effect.

3. Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be determined in accordance with the provisions of that certain Inducement Letter, dated as of November 5, 2024, between the Company and the Holder.

4. Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Signatures delivered by facsimile, electronic mail (including as a PDF file) or other transmission method shall be deemed to be original signatures, shall be valid and binding, and, upon delivery, shall constitute due execution of this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, each of the Company and the Holder has caused this Amendment to be executed and delivered by its officer thereunto duly authorized as of the date first above indicated.

COMPANY

ZYVERSA THERAPEUTICS, INC.

By:
Name:	Stephen Glover
Title:	Chief Executive Officer

HOLDER

ARMISTICE CAPITAL MASTER FUND LTD.

By:
Name:
Title:

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